PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
May 2, 2018		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS
FIRST QUARTER 2018 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its first quarter 2018 results today. As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed using conference ID 4576425 via telephone in the U.S. at 1-866-393-4306 (internationally at 1-734-385-2616) or by live webcast which includes a slide presentation, the link for which is provided under “Investor Center” on the Company's website (www.dynexcapital.com).
First Quarter 2018 Highlights

•	Comprehensive loss to common shareholders of $(0.07) per common share and net income to common shareholders of $0.74 per common share

•	Core net operating income to common shareholders, a non-GAAP measure, of $0.18 per common share

•	Dividend declared of $0.18 per common share

•
Book value per common share of $7.07 at March 31, 2018 compared to $7.34 at December 31, 2017, resulting in an economic loss on book value per common share of (1.2)%, inclusive of the dividend declared

•	Leverage including TBA dollar roll positions of 6.5x shareholders’ equity at March 31, 2018 slightly higher than 6.4x at December 31, 2017

Management's Remarks
Byron Boston, President and CEO commented, "Treasury and swap rates rose sharply during the quarter from improved global growth prospects, among other factors. Our diversified investment portfolio helped mitigate the impact of the increase in rates, limiting the book value decline to (3.7%) during the quarter. Despite the environment and the decline in book value, we generated core net operating income of $0.18 for the quarter. For the fifth consecutive quarter, we maintained a cash dividend of $0.18."

Mr. Boston continued, "We feel that we are in a good position for the second quarter of 2018 even if rates continue to move higher. Our leverage remains modest and our liquidity is strong. We have a large portion of our net interest spread exposure to higher short-term interest rates hedged through interest rate swaps and Eurodollar futures. We believe our diversified investment portfolio will help cushion the impact of a move higher in rates. And finally, we believe the outlook for our Company is favorable as the Federal Reserve reduces its balance sheet and the attractiveness of returns on mortgage backed securities improves. This should provide us an opportunity to add assets at accretive marginal returns for our shareholders in the future."
First Quarter 2018 Earnings Summary
Comprehensive loss to common shareholders was $(4.1) million for the first quarter of 2018 versus comprehensive income to common shareholders of $4.5 million for the fourth quarter of 2017. The Company recognized an other comprehensive loss of $(45.5) million for the first quarter of 2018 related to a net decline in fair value of MBS as a result of higher interest rates during the quarter. Other comprehensive loss offset net income to common shareholders which increased to $41.4 million for the first quarter compared to $19.1 million for the prior quarter due to a higher net gain on derivative instruments as a result of swap rates increasing during the quarter. Net interest income declined $0.5 million due to an increase of $1.5 million in repurchase agreement financing costs, partially offset by an increase of $1.1 million in interest income. Interest income increased $1.7 million as a result of a larger balance of average interest earning assets, which was partially offset by a decline of $0.6 million in prepayment penalty compensation on CMBS and CMBS IO.
Core net operating income to common shareholders, a non-GAAP measure, was $10.2 million for the first quarter of 2018 compared to $10.8 million for the prior quarter of 2017. Adjusted net interest income declined $0.6 million due principally to higher financing rates and lower prepayment income, partially offset by an increase in investments during the quarter as described above. In addition, TBA drop income declined a modest $0.2 million from lower average TBA dollar roll positions during the first quarter. Finally, net periodic interest costs were $0.1 million lower in the first quarter of 2018 versus the fourth quarter of 2017 despite a higher average effective notional balance of interest rate swaps as a result of the increase in three-month LIBOR during the first quarter.
Book Value and Economic Return
Book value per common share decreased $(0.27) to $7.07 at March 31, 2018 from $7.34 at December 31, 2017 primarily due to the decline in the fair value of the Company's investments in excess of the increase in fair value of hedges as interest rates rose during the quarter. The $(0.27) decline in book value and the $0.18 dividend declared resulted in an economic loss on book value of $(0.09) per common share, or (1.2)% of beginning book value, for the first quarter of 2018.
Investments
The average amortized cost basis of the Company's investment portfolio including TBA dollar roll positions ("TBAs") increased slightly to $4.0 billion during the first quarter of 2018 versus $3.9 billion for the prior quarter. The following table provides details of our available-for-sale ("AFS") investments and dollar roll positions as of March 31, 2018:

	March 31, 2018
Type of Investment:	Par	Amortized Cost/Implied Cost Basis	Fair Value/Implied Market Value
($ in thousands)
30-year fixed-rate RMBS:
3.0% coupon	$240,229	$241,958	$234,745
4.0% coupon	688,534	723,215	708,060
TBA dollar roll positions (4.1% average coupon) (1) (2) (3)	825,000	844,941	846,940
Total 30-year fixed-rate	1,753,763	1,810,114	1,789,745

Adjustable-rate RMBS:
3.1% coupon (3)	268,543	278,474	272,635

Agency CMBS	1,004,572	1,015,486	984,065
CMBS IO (4)	n/a	652,563	658,269
Other non-Agency MBS	8,771	5,092	7,048
U.S. Treasuries	209,000	207,083	204,535
Total AFS portfolio and TBA dollar roll positions	$3,244,649	$3,968,812	$3,916,297

(1)	Par, implied cost basis, and implied market value of TBA dollar roll positions represents amounts for the underlying Agency MBS as if settled.

(2)
The net carrying value of TBA dollar roll positions, which is the difference between their implied market value and implied cost basis, was $2.0 million as of March 31, 2018 and is included on the consolidated balance sheet within “derivative assets”.

(3)	Represents the weighted average coupon based on amortized cost.

(4)	Includes both Agency and non-Agency IO securities with a combined notional balance of $25.2 billion.
Asset Yields and Net Interest Spread
The following table provides detail on asset yields for our AFS investments for the periods indicated:

	Three Months Ended
Type of Investment:	March 31, 2018	December 31, 2017
30-year fixed-rate Agency RMBS (1)	3.15%	3.02%
Adjustable-rate Agency RMBS	2.15%	2.11%
Agency CMBS	2.80%	2.80%
CMBS IO	3.84%	3.82%
Other non-Agency MBS	11.37%	10.21%
U.S. Treasuries	2.33%	2.14%
Total asset yield on AFS investments	3.09%	3.07%

(1)	Excludes TBA dollar roll positions.
The increase of 2 basis points in the Company's average asset yield on its investment portfolio (excluding TBAs) from the fourth quarter of 2017 to the first quarter of 2018 was principally driven by purchases of higher yielding fixed-rate Agency RMBS.
Net interest spread on the Company's investment portfolio decreased 20 basis points to 1.34% for the first quarter of 2018 from 1.54% for the fourth quarter of 2017 due primarily to higher repurchase agreement financing costs which increased 22 basis points during the quarter. Adjusted net interest spread was 1.40% for the first quarter of 2018, a decrease of 12 basis points from the prior quarter. Adjusted net interest spread declined as a result of the 22 basis point increase in repurchase agreement financing costs, partially offset by a 9 basis point increase in implied net interest spread on TBAs which was primarily due to slower implied prepayment speeds as a result of the higher interest rate environment during the quarter.
Hedging Summary
The Company primarily uses interest rate swaps to mitigate the impact of higher interest rates on its comprehensive income. The Company's interest rate swaps had a net favorable impact on comprehensive income of $48.2 million during the first quarter of 2018, inclusive of a realized loss of $(0.5) million due to terminations of $100.0 million of pay-fixed interest rate swaps. Interest rate swaps with a notional balance of $1.3 billion and a weighted-average pay-fixed rate of 1.27% matured early in the first quarter, and the Company added swaps with a notional balance of $375.0 million at a weighted average pay-fixed rate of 2.84%. The aggregate notional balance of currently effective and forward-starting interest rate swaps as of March 31, 2018 was $3.1 billion and $1.6 billion, respectively. The following table provides details of the Company's interest rate swaps effective during the first quarter of 2018 compared to fourth quarter of 2017:

	Three Months Ended
($ in thousands)	March 31, 2018	December 31, 2017
Average pay-fixed notional balance, net of receive-fixed	$3,290,556	$3,027,065
Weighted average net pay-fixed rate	1.66%	1.43%
Weighted average net receive-variable rate	1.64%	1.36%
The Company also utilizes Eurodollar futures to mitigate interest rate risk. As of March 31, 2018, the Company had Eurodollar futures with an aggregate notional balance of $1.3 billion at a weighted average rate of 1.82% with average contractual lives of 3 months that will mature in June and September of 2018. Eurodollar futures do not incur periodic interest or similar costs/benefits and therefore are not included in core net operating income to common shareholders. The Company's Eurodollar futures had a net favorable impact on comprehensive income of $1.9 million during the first quarter of 2018. This favorable impact includes a net realized gain of $0.9 million on $650.0 million of Eurodollar futures with a contract rate of 1.67% that matured in March 2018.

The following table summarizes the weighted average notional effective during the periods indicated and the weighted average rate for the Company’s interest rate hedges held as of March 31, 2018:

	March 31, 2018
	Weighted Average Notional	Weighted Average Rate
($ in thousands)
Remainder of 2018	$2,891,218	1.87%
2019	2,474,027	2.05%
2020	2,115,451	2.22%
2021	2,165,479	2.28%
2022	2,113,795	2.41%
2023	1,420,000	2.57%
2024	1,346,503	2.60%
2025	1,088,973	2.56%
2026	860,616	2.55%
2027	415,822	2.77%
2028 and thereafter	145,737	2.80%

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted interest expense, adjusted net interest income and the related metrics adjusted cost of funds and adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Schedules reconciling core net operating income to common shareholders, adjusted interest expense, and adjusted net interest income to GAAP financial measures are provided as a supplement to this release.
Management views core net operating income to common shareholders as an estimate of the Company's financial performance excluding changes in fair value of its investments and derivatives. In addition to the non-GAAP reconciliation set forth in the supplement to this release, which derives core net operating income to common shareholders from GAAP net income to common shareholders as the nearest GAAP equivalent measure, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest costs, drop income on TBA dollar roll positions, general and administrative expenses, and preferred dividends. Management includes drop income, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, in core net operating income and in adjusted net interest income because TBA dollar roll positions are viewed by management as economically equivalent to holding and financing Agency RMBS using short-term repurchase agreements. Management also includes periodic interest costs from its interest rate swaps, which are also included in "gain (loss) on derivatives instruments, net", in adjusted net interest expense, and in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including periodic interest costs from interest rate swaps is a helpful indicator of the Company’s total cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on its portfolio and book value per common share, such as Eurodollar futures and TBA short positions. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, changes in monetary policy and in particular the impact of changes in balance sheet reinvestment policy of the Federal Reserve, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around the impact of government regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and ongoing financial institution regulatory reform efforts, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

#	#	#

DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands except per share data)

	March 31, 2018	December 31, 2017
ASSETS	(unaudited)
Mortgage-backed securities	$2,864,822	$3,026,989
U.S. Treasuries	204,535	146,530
Mortgage loans held for investment, net	15,099	15,738
Cash and cash equivalents	28,072	40,867
Restricted cash	58,312	46,333
Derivative assets	4,754	2,940
Receivable for securities sold	643	—
Principal receivable on investments	66	165
Accrued interest receivable	22,913	19,819
Other assets, net	6,456	6,397
Total assets	$3,205,672	$3,305,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,613,892	$2,565,902
Payable for unsettled securities	23,468	156,899
Non-recourse collateralized financing	5,290	5,520
Derivative liabilities	—	269
Accrued interest payable	5,123	3,734
Accrued dividends payable	12,563	12,526
Other liabilities	1,712	3,870
Total liabilities	2,662,048	2,748,720

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $147,725 and $147,217, respectively	$141,788	$141,294
Common stock, par value $.01 per share: 55,996,048 and 55,831,549 shares issued and outstanding, respectively	560	558
Additional paid-in capital	776,117	775,873
Accumulated other comprehensive loss	(54,159)	(8,697)
Accumulated deficit	(320,682)	(351,970)
Total shareholders' equity	543,624	557,058
Total liabilities and shareholders’ equity	$3,205,672	$3,305,778

Book value per common share	$7.07	$7.34

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Interest income	$25,190	$24,124	$23,103	$24,856	$22,419
Interest expense	11,595	10,056	9,889	8,714	7,519
Net interest income	13,595	14,068	13,214	16,142	14,900

Gain (loss) on derivative instruments, net	38,354	12,678	5,993	(15,802)	175
Loss on sale of investments, net	(3,775)	(902)	(5,211)	(3,709)	(1,708)
Fair value adjustments, net	29	12	23	30	10
Other (expense) income, net	(253)	(50)	(109)	4	(46)
General and administrative expenses:
Compensation and benefits	(1,962)	(2,153)	(2,070)	(2,041)	(2,245)
Other general and administrative	(1,681)	(1,690)	(1,529)	(2,056)	(2,035)
Net income (loss)	44,307	21,963	10,311	(7,432)	9,051
Preferred stock dividends	(2,940)	(2,910)	(2,808)	(2,641)	(2,435)
Net income (loss) to common shareholders	$41,367	$19,053	$7,503	$(10,073)	$6,616

Other comprehensive income:
Unrealized (loss) gain on available-for-sale investments, net	$(49,189)	$(15,438)	$981	$8,739	$18,368
Reclassification adjustment for loss on sale of investments, net	3,775	902	5,211	3,709	1,708
Reclassification adjustment for de-designated cash flow hedges	(48)	(48)	(48)	(73)	(99)
Total other comprehensive (loss) income	(45,462)	(14,584)	6,144	12,375	19,977
Comprehensive (loss) income to common shareholders	$(4,095)	$4,469	$13,647	$2,302	$26,593

Net income (loss) per common share-basic and diluted	$0.74	$0.36	$0.15	$(0.20)	$0.13
Weighted average common shares	55,871	53,399	49,832	49,218	49,176

DYNEX CAPITAL, INC.
KEY STATISTICS
(UNAUDITED)
 ($ in thousands except per share data)

	As Of
		March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
Portfolio and Other Balance Sheet Statistics:
Total MBS fair value		$2,864,822		$3,026,989		$2,921,444		$2,864,026		$3,186,749
Agency CMBS, amortized cost		$1,015,486		$1,134,409		$1,314,925		$1,330,084		$1,257,330
Agency RMBS-fixed rate, amortized cost		$965,173		$903,269		$541,262		$—		$—
Agency RMBS-variable rate, amortized cost		$278,474		$289,305		$305,265		$744,089		$1,082,108
CMBS IO, amortized cost(1)		$652,563		$683,833		$717,115		$752,861		$761,083
Other non-Agency MBS, amortized cost		$5,092		$23,536		$37,441		$37,443		$99,080
TBA dollar roll positions, fair value (if settled)		$846,940		$830,908		$683,680		$414,644		$—
TBA dollar roll positions, amortized cost (if settled)		$844,941		$829,425		$683,813		$416,312		$—
TBA dollar roll positions, carrying value		$1,999		$1,483	$(133)			$(1,668)		$—
U.S. Treasuries, fair value		$204,535		$146,530		$—		$—		$—
Book value per common share, end of period		$7.07		$7.34		$7.46		$7.38		$7.52
Leverage including TBA dollar roll positions at cost as if settled at period end (2)	6.5	x	6.4	x	6.3	x	6.0	x	5.8	x

	Three Months Ended
		March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
Performance Statistics:
Net income (loss) per common share		$0.74		$0.36		$0.15		$(0.20)		$0.13
Core net operating income per common share (3)		$0.18		$0.20		$0.19		$0.19		$0.15
Comprehensive income (loss) per common share	$(0.07)			$0.08		$0.27		$0.05		$0.54
Dividends per common share		$0.18		$0.18		$0.18		$0.18		$0.18
Average interest earning assets (4)		$3,140,125		$2,939,786		$2,960,595		$3,107,014		$3,206,026
Average TBA dollar roll position		$866,821		$944,103		$797,484		$259,842		$—
Average interest bearing liabilities		$2,651,101		$2,563,206		$2,622,067		$2,759,022		$2,850,092
Effective yield on investments		3.09%		3.07%		2.95%		2.90%		2.79%
Cost of funds (5)		1.75%		1.53%		1.48%		1.25%		1.06%
Net interest spread		1.34%		1.54%		1.47%		1.65%		1.73%
Adjusted cost of funds (6)		1.79%		1.59%		1.66%		1.46%		1.16%
Adjusted net interest spread (7)		1.40%		1.52%		1.44%		1.50%		1.63%
CPR for adjustable-rate Agency RMBS (8)		11.0%		16.0%		17.1%		16.8%		16.3%
CPR for fixed-rate Agency RMBS (8)		5.3%		4.3%		1.3%		—%		—%

(1)	CMBS IO includes Agency and non-Agency issued securities.

(2)	Leverage equals the sum of (i) total liabilities and (ii) amortized cost basis of TBA dollar roll positions (if settled) divided by total shareholders' equity.

(3)	Non-GAAP financial measures are reconciled in the supplement to this release.

(4)	Excludes TBA dollar roll positions.

(5)	Percentages shown are equal to annualized interest expense divided by average interest bearing liabilities.

(6)	Adjusted cost of funds is equal to annualized adjusted interest expense (a non-GAAP measure) divided by average interest bearing liabilities.

(7)	Adjusted net interest spread includes the impact of drop income from TBA dollar roll positions after deducting adjusted cost of funds from effective yield.

(8)	Represents the average constant prepayment rate ("CPR") experienced during the quarter.

DYNEX CAPITAL, INC.
SUPPLEMENTAL INFORMATION
(UNAUDITED)
 ($ in thousands)

Computations of Non-GAAP Measures:	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net interest income	$13,595	$14,068	$13,214	$16,142	$14,900
Add: TBA drop income (1)	3,733	3,925	3,902	1,351	—
Add: net periodic interest costs (2)	(220)	(319)	(1,131)	(1,352)	(615)
Less: de-designated hedge accretion (3)	(48)	(48)	(48)	(73)	(99)
Adjusted net interest income	17,060	17,626	15,937	16,068	14,186
Other (loss) income	(253)	(50)	(109)	4	(46)
General and administrative expenses	(3,643)	(3,843)	(3,599)	(4,097)	(4,280)
Preferred stock dividends	(2,940)	(2,910)	(2,808)	(2,641)	(2,435)
Core net operating income to common shareholders	$10,224	$10,823	$9,421	$9,334	$7,425

(1)
TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

(2)
Amount represents net periodic interest costs on effective interest rate swaps outstanding during the period and excludes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives.

(3)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands)

	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP net income (loss) to common shareholders	$41,367	$19,053	$7,503	$(10,073)	$6,616
Less:
Change in fair value of derivative instruments, net (1)	(34,841)	(9,072)	(3,222)	15,801	(790)
Loss on sale of investments, net	3,775	902	5,211	3,709	1,708
Accretion of de-designated cash flow hedges (2)	(48)	(48)	(48)	(73)	(99)
Fair value adjustments, net	(29)	(12)	(23)	(30)	(10)
Core net operating income to common shareholders	$10,224	$10,823	$9,421	$9,334	$7,425

Weighted average common shares	55,871	53,399	49,832	49,218	49,176
Core net operating income per common share	$0.18	$0.20	$0.19	$0.19	$0.15

(1)
Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest costs incurred on effective interest rate swaps outstanding during the period.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP net interest income	$13,595	$14,068	$13,214	$16,142	$14,900
Add: TBA drop income	3,733	3,925	3,902	1,351	—
Add: net periodic interest costs (1)	(220)	(319)	(1,131)	(1,352)	(615)
Less: de-designated hedge accretion (2)	(48)	(48)	(48)	(73)	(99)
Non-GAAP adjusted net interest income	$17,060	$17,626	$15,937	$16,068	$14,186

GAAP interest expense	$11,595	$10,056	$9,889	$8,714	$7,519
Add: net periodic interest costs (1)	220	319	1,131	1,352	615
Less: de-designated hedge accretion (2)	48	48	48	73	99
Non-GAAP adjusted interest expense	$11,863	$10,423	$11,068	$10,139	$8,233

(1)
Amount represents net periodic interest costs on effective interest rate swaps outstanding during the period and excludes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.